Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP Finance & Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS ANNOUNCES INTENT TO

ACQUIRE 50% INTEREST IN STARFISH PIPELINE COMPANY LLC

FROM ENTERPRISE PRODUCTS PARTNERS L.P.

DENVER—January 25, 2005—MarkWest Energy Partners, L.P. (AMEX: MWE), today announced that it has entered into a Purchase and Sale Agreement with an affiliate of Enterprise Products Partners L.P. (NYSE: EPD, “Enterprise Products”) to acquire Enterprise Products’ 50% non-operating membership interest in Starfish Pipeline Company, LLC, (“Starfish”) for $42.1 million.  The acquisition is expected to generate cash flow from operations in 2005 of approximately $7.1 million per year.  The acquisition requires Federal Trade Commission approval under the terms of a consent agreement with respect to Enterprise Products’ merger with GulfTerra Energy Partners, L.P.  Starfish owns the FERC regulated Stingray natural gas pipeline, and the unregulated Triton natural gas gathering system and the West Cameron dehydration facility, all located in the Gulf of Mexico or onshore in southwestern Louisiana.

This transaction is expected to close in the first quarter of 2005 with an effective date of January 1, 2005, and will be financed through existing credit lines.  Following the acquisition, MarkWest estimates that it will have a debt/capitalization (debt plus partners capital) ratio of 52 percent without issuing additional equity.

“The ownership interest in the very strategically positioned Starfish system will be an excellent addition to our asset portfolio,” said Frank Semple, President & CEO, “This acquisition provides a great opportunity to establish our presence in the Gulf of Mexico and is consistent with our goal of growing quality cash flow from fee based services.  The assets are also well positioned to transport anticipated LNG deliveries from offshore regasification terminals in the Gulf.”

Upon obtaining the required FTC approval and closing of the transaction, MarkWest Energy Partners, L.P. will then host a conference call to discuss this acquisition and its effect on the partnership.

###

MarkWest Energy Partners L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Its Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities. It also has a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for the current year, as filed with the SEC.